Exhibit 10.1
CONSULTING AGREEMENT
          THIS CONSULTING AGREEMENT is made and effective as of the first day of January 2009, by and between Diodes Incorporated, a Delaware corporation (the “Company”), and the Keylink International (BVI) Co., Ltd. (the “Consultant”), a corporation of the British Virgin Island, with respect to the following facts:
     A. The Company desires to be assured of the continued association and services of the Consultant in order to take advantage of the Consultant’s experience, knowledge and abilities in the Company’s business, and is willing to retain the Consultant, and the Consultant’s desires to be so retained, on the terms and conditions set forth in this Agreement.
     B. The Consultant from time to time in the course of the Consultant’s relationship with the Company may learn trade secrets and other confidential information concerning the Company, and the Company desires to safeguard such trade secrets and confidential information against unauthorized use and disclosure.
          ACCORDINGLY, on the basis of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
          1. CONSULTING SERVICES
               1.1 Retention. The Company hereby retains the Consultant as a consultant, and the Consultant hereby accepts such appointment, on the terms and conditions set forth below, to perform during the term of this Agreement such services as are required hereunder.
               1.2 Duties. The Consultant shall render such services to the Company, and shall perform such duties and acts, as reasonably may be requested by the Company in connection with maintaining the relationship of Shanghai KaiHong Electronic Co., Ltd. and Shanghai KaiHong Technology Co., Ltd., both joint ventures in which the Company has principal interests, with all national, provincial and local governmental agencies in the People’s Republic of China.
               1.3 Performance of Duties. The Consultant shall devote such time, ability and attention to the Company’s business as may be necessary for the Consultant to discharge its duties hereunder in a professional and businesslike manner.
               1.4 Relationship. The Consultant shall be an independent contractor of the Company. Nothing in this Agreement shall be construed to give the Consultant any rights as an employee, agent, partner or joint venturer of the Company or to entitle the Consultant to control in any manner the business of the Company or to incur any debt, liability or obligation on behalf of the Company.
               1.5 Products. The Consultant hereby acknowledges and agrees that the results, proceeds and products of the consulting services rendered by the Consultant hereunder are, and will be created by the Consultant as, a “work for hire” specifically ordered or commissioned by the Company and, accordingly, are the exclusive and valuable property of the Company. The Company shall have the exclusive right to use, refrain from using, change, modify, add to, subtract from, exploit or otherwise turn to account any such results, proceeds or products in such manner and in any and all media, whether now known or hereafter devised, throughout the universe, in perpetuity, as the Company in its sole discretion shall determine. The Consultant hereby waives any and all so-called “moral rights” of authors in connection with any such results, proceeds or products. To the extent that any of such results, proceeds or products shall not be deemed to be a work for hire, the Consultant hereby assigns to the Company, and authorizes the Company to exploit in its sole discretion, perpetually, exclusively and throughout the universe Consultant’s entire right, title and interest in and to the same.
          2. COMPENSATION

               2.1 Compensation. As the total consideration for the services, which the Consultant renders hereunder, the Consultant shall be entitled to the following:
                    (i) a monthly consulting fee in the amount of U.S. $6,000 payable within the first ten calendar days of each month, commencing retroactively on July 1, 2008 and ending on the date of the termination of this Agreement;
                    (ii) a monthly business-only cellular telephone allowance;
                    (iii) Except as otherwise stated in this Section 2.1, no reimbursement of any and all other expenses (including, but not limited to, air fare, car rental, lodging, meals, business and related travel expenses) incurred by the Consultant shall be reimbursed by the Company.
          3. TERM AND TERMINATION
               3.1 Term. The term of the Consultant’s appointment as a consultant of the Company shall commence on the date of this Agreement and shall terminate by either party with thirty (30) days prior written notice or upon both parties signing a new consulting agreement to replace this Agreement (the “Term”).
               3.2 At Will Relationship. The Consultant and the Company each hereby acknowledges and agrees that, except as expressly set forth in Section 3.2, (i) the Consultant’s relationship with the Company under this Agreement is AT WILL and can be terminated at the option of either the Consultant or the Company in its sole and absolute discretion, for any or no reason whatsoever, with or without cause, (ii) no representations, warranties or assurances have been made concerning the length of such relationship or the amount of compensation to be received by the Consultant and (iii) after the termination of the Consultant’s relationship with the Company, the Consultant shall have no right, title or interest in or claim to any revenues received by the Company from any person for any goods sold or services rendered by the Company to such person, whether or not the Consultant was the cause, in whole or in part, for such person to purchase such goods from the Company or to retain the Company to perform such services.
               3.3 Duties Upon Termination. In the event that the Consultant’s relationship with the Company under this Agreement is terminated, neither the Company nor the Consultant shall have any remaining duties or obligations hereunder, except that (i) the Company shall promptly pay to the Consultant, or its account, all reimbursable expenses incurred by the Consultant hereunder as of such date pursuant to Section 2.1 and such compensation as is due to the Consultant pursuant to Section 2.1(i) pro rated through the date of termination, (ii) the Consultant and the Company shall continue to be bound by Section 4 hereof and (iii) in the event the Company terminates the Consultant’s relationship with the Company under Section 1.1 without cause, then the Company shall continue to provide to the Employee such compensation as would have been due pursuant to Section 2.1(i) had such termination not occurred until the end of the Term. The Consultant’s relationship with the Company shall be deemed to have been terminated by the Company without cause unless it shall have been terminated by the Company as the result of the Consultant’s continued and willful failure or refusal to substantially perform the Consultant’s duties in accordance with this Agreement after the Consultant first shall have received written notice from the Company specifying the acts or omissions alleged to constitute such breach and the same continues after the Consultant shall have had reasonable opportunity to correct such breach. If the Consultant terminates its relationship with the Company as the result of the breach by the Company of any material term of this Agreement, such relationship shall be deemed to have been terminated by the Company without cause.
          4. INTELLECTUAL PROPERTY
               4.1 Confidentiality and Trade Secrets. The Consultant shall not, without the prior written consent of the Company’s Management in each instance, disclose or use in any way, either during the Term or thereafter, except as required in the course of such relationship, any confidential business or technical information or trade secret of the Company acquired (i) prior to the date hereof from the Company or (ii) in the course of such relationship, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by the Consultant (collectively, the “Trade Secrets”), including, without limitation, any information concerning customer lists, products, formulas, procedures, operations, investments, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any product, service or business of the Company, other than information which is generally known in the industry in which the Company transacts business or is acquired from public sources; all of which Trade Secrets are the exclusive and valuable property of the Company.
               4.2 Tangible Items. All files, accounts, records, documents, books, forms, notes, reports, memoranda, studies, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, and all other physical items related to the Company, other than a merely personal item, whether of a public nature or not, and whether prepared by the Consultant or not, are and shall remain the exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of rendering consulting services to the Company, without the prior written consent of the Company in each instance, and the same shall be promptly returned to the Company by the Consultant on the expiration or termination of the Consultant’s relationship with the Company or at any time prior thereto upon the request of the Company.
               4.3 Solicitation of Employees. During the term of the Consultant’s relationship with the Company and for one (1) year thereafter (such period not to include any period of violation hereof by the Consultant or period which is required for litigation to enforce this paragraph and during which the Consultant is in violation hereof), the Consultant shall not, directly or indirectly, either for the Consultant’s own benefit or purposes or the benefit or purposes of any other person employ or offer to employ, call on, solicit, interfere with or attempt to divert or entice away any employee or independent contractor of the Company (or any person whose employment or status as an independent contractor has terminated within the twelve (12) months preceding the date of such solicitation) in any capacity if that person possesses or has knowledge of any Trade Secrets of the Company.
               4.4 Injunctive Relief. The Consultant hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunction, permanent injunctions or any other remedies available to the Company for enforcement of such provisions without the necessity of proving actual damages or posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages.
               4.5 “Company.” As used in this Section 4, the term “Company” shall mean Diodes Incorporated and all persons controlling, controlled by or under common control with the Company including, but not limited to, Shanghai KaiHong Electronic Co., Ltd. and Shanghai KaiHong Technology Co., Ltd.
          5. COMPLIANCE WITH LAWS
                    5.1 Chinese Anti-Bribery Laws. Consultant acknowledges and agrees that the Company operates and interacts with Consultant mostly in the People’s Republic of China; and therefore, both parties are subject to the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations under the Chinese government. Under the Chinese anti-bribery laws, it is unlawful to offer valuable property to any state or government personnel in return for securing certain improper benefits for the offering party. Consultant further acknowledges that she is familiar with the provisions of the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations and hereby agrees that she shall take or permit no action which will either constitute a violation under, or cause the Company to be in violation of, the provisions of the Chinese anti-bribery laws of the Chinese Criminal Code and related regulations.
                    5.2 Foreign Corrupt Practices Act. Consultant acknowledges and agrees that Company is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in violation of their official duty or in order to obtain or retain business or to secure an improper commercial advantage. Consultant further acknowledges that she is familiar with the provisions of the FCPA and hereby agrees that she shall take or permit no action which will either constitute a violation under, or cause the Company to be in violation of, the provisions of the FCPA.
                    5.3 General Compliance with Laws. Consultant shall comply with all domestic and foreign laws, anti-bribery laws, ordinances, codes, rules, regulations, and licensing requirements that are applicable to the Consultant’s consulting business, the conduct of the Consultant’s consulting business and the Consultant’s obligations under this Agreement, including those laws of the United States, the British Virgin Island and People’s Republic of China having jurisdiction and/or authority over the Consultant.
          6. MISCELLANEOUS
               6.1 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
               6.2 Successors and Assigns. All of the terms, provisions and obligations of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by the Consultant without the prior written consent of the Company in each instance.
               6.3 Governing Law. The validity, construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Texas applicable to contracts made and to be performed wholly within that State.
               6.4 Dispute Resolution. Both party must first attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. The use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the right of either party. Nothing herein prevents either party from directly resorting to judicial proceedings if the dispute is with respect to interim relief from the court and is necessary to prevent serious and irreparable injury to a party or others.
               6.5 Consent to Jurisdiction. Each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of Texas or the United States of America sitting in the City of Dallas over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may been forced in the courts of the United States of America or the State of Texas (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address of such party specified in or designated pursuant to Section 6.8. Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

               6.6 Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.
               6.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions here of (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
               6.8 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after having been placed in the mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth on the signature pages below or (iii) if given by telex or telecopier, when such notice or other communication is transmitted to the telex or telecopier number specified on the signature pages below and the appropriate answer back or telephonic confirmation is received. Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.
               6.9 Attorneys’ Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party’s expenses, including attorneys’ fees, incurred in such action.
               6.10 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the Company or the Consultant any rights or remedies under or by reason of this Agreement.
               6.11 Language. This Agreement is written in Chinese and English, but only the English version of the Agreement is valid and legally enforceable except as otherwise prohibited under the law.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first set forth above.

DIODES INCORPORATED		KEYLINK INTERNATIONAL (BVI) CO., LTD.

By	/s/ Keh-Shew Lu	By	/s/ jian Ya Xing
Authorized Representative		Authorized Representative
15660 N. Dallas Parkway, Suite 850		No. 999 Chen Chun Road,
Dallas, Texas 75248 USA		Xingqiao Town, Songjiang County
Shanghai, China